Exhibit 10.2

RESIDUAL ROYALTY AGREEMENT

This RESIDUAL ROYALTY AGREEMENT (this “Agreement”) dated as of March 5, 2018 is between Veru Inc., a Wisconsin corporation (the “Company”), and SWK Funding LLC, a Delaware limited liability company (“SWK”).

W I T N E S S E T H:

WHEREAS, the Company, SWK and certain other financial institutions have entered into that certain Credit Agreement (as amended from time to time the “Credit Agreement”), dated as of the date hereof; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement;

WHEREAS, as a condition to SWK’s agreement to enter into the Credit Agreement and to make certain Loans thereunder, the Company and SWK have agreed to enter into this Agreement regarding the payment of certain Revenue-Based Payments (hereinafter defined) after SWK has received the Return Premium (hereinafter defined); and

WHEREAS, the Company and SWK desire to memorialize the terms and conditions regarding the payment of such Revenue-Based Payments as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and in the Credit Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any managing member, officer or director of such Person and (c) with respect to SWK, any entity administered or managed by SWK or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. For purposes of the definition of the term “Affiliate”, a Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. SWK shall not be deemed to be an Affiliate of the Company.

“Authorizations” means all licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, qualifications and other rights obtained by applicable Governmental Authorities and self-regulatory authorities.

“Business Day” means any day on which commercial banks are open for commercial banking business in Dallas, Texas.

“Change of Control” means the occurrence of any of the following, unless such action has been consented to in advance in writing by SWK in its sole discretion:

(A) any Person acquires the direct or indirect ownership of more than fifty percent (50%) of the issued and outstanding voting Equity Interests of the Company in one or more related transactions;

(B) the Company shall at any time fail to own, directly or indirectly, 100% of the Equity Interests of each of its Subsidiaries (excluding Subsidiaries that do not own any FC2 Product, FC2 Intellectual Property or engage in the FC2 Business);

(C) any “change in/of control” or “sale” or “disposition” or “merger” or similar event as defined in any certificate of incorporation or formation or statement of designations or bylaws or operating agreement, as applicable, of the Company or in any document governing indebtedness of any Loan Party (other than any Loan Documents) in excess of $250,000, individually or in the aggregate which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof; or

(D) the sale of all or substantially all the assets of the Company, the sale of any material portion of the assets relating to the FC2 Product, or any merger, consolidation or acquisition by the Company which does not result in the Company being the sole surviving entity.

“CMS” means the Centers for Medicare and Medicaid Services of the United States of America.

“DEA” means the Federal Drug Enforcement Administration of the United States of America.

“Device Application” means a premarket approval application for a class III medical device, or a product license application for any Product, as those terms are defined in the FDA law and Regulation.

“Equity Interests” means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“FC2 Business” means the business of the Company and its Subsidiaries relative to the FC2 Product and any related Services, including the development, manufacturing, importing, exporting, possession, ownership, warehousing, marketing promoting, sale, labeling, furnishing, distribution and delivery of the FC2 Product and related Services.

“FC2 Intellectual Property” means all Intellectual Property owned or leased by the Company and which is solely used in connection with the FC2 Product.

“FC2 Product” means that certain female condom product approved for market by FDA as a Class III medical device in 2009 and prequalified by the United Nations Fund for Population Activities (UNFPA) that provides dual protection against unintended pregnancy and sexually transmitted infections (STIs), including HIV/AIDS and the Zika virus, and its equivalent approved products elsewhere in the world, including any improvement thereof and any replacement or any other product to be used for the same or similar purposes.

“FDA” means the Food and Drug Administration of the United States of America.

“Fiscal Quarter” means a calendar quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company, which period shall be the twelve (12) month period ending on September 30 of each year.

“GAAP” means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the date hereof executed by each Loan Party signatory thereto in favor of Agent and Lenders.

“Hazardous Substances” means hazardous waste, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

“Health Care Laws” mean all foreign, federal and state fraud and abuse laws relating to the regulation of healthcare products, pharmaceutical products, laboratory facilities and services, healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors, including but not limited to (i) the federal Anti-Kickback Statute (42 U.S.C. (§1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Section 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statues; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the FD&C Act and all applicable requirements, regulations and guidances issued thereunder by the FDA (including FDA Law and Regulation); (vi) the Controlled Substances Act, as amended, and all applicable requirements, regulations and guidances issued thereunder by the DEA; (vii) CLIA, as amended, and all applicable requirements, regulations, and guidance issued thereunder by the applicable Governmental Authority; (viii) quality, safety and accreditation standards and requirements of all applicable foreign and domestic federal, provincial or state laws or regulatory bodies; (ix) all applicable licensure laws and regulations; (x) all applicable professional standards regulating healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors; and (xi) any and all other applicable health care laws (whether foreign or domestic), regulations, manual provisions, policies and administrative guidance, including those related to the corporate practice of medicine, fee-splitting, state anti-kickback or self-referral prohibitions, each of clauses (i) through (xi) as may be amended from time to time.

“Intellectual Property” shall mean all present and future: trade secrets, know-how and other proprietary information; Trademarks and Trademark Licenses (as defined in the Guarantee and Collateral Agreement), internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs, but excluding commercially available off-the-shelf software and any intellectual property rights relating thereto) and Copyright Licenses (as defined in the Guarantee and Collateral Agreement) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents and Patent Licenses (as defined in the Guarantee and Collateral Agreement); Mask Works (as defined in the Guarantee and Collateral Agreement); industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom, books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; customer lists and customer information, the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing, in each case, solely used in connection with the FC2 Product.

“Material Adverse Effect” means (a) a material adverse change in, or a material and adverse effect upon, the condition (financial or otherwise), operations, assets, business or properties of the Company and/or its Subsidiaries involved in the manufacturing or distribution of the FC2 Product taken as a whole, or (b) a material impairment of the ability of the Company to perform any of its payment obligations under this Agreement.

“Net Sales” means the gross amount billed or invoiced by the Company for Services and for the sale of the FC2 Product and (including products and services ancillary thereto) to independent customers, less deductions for (a) quantity, trade, cash or other discounts, allowances, credits or rebates (including customer rebates) actually allowed or taken, (b) amounts deducted, repaid or credited by reason of rejections or returns of goods and government mandated rebates, or because of chargebacks or retroactive price reductions, (c) taxes, tariffs, duties or other governmental charges or assessments (including any sales, value added or similar taxes other than an income tax) levied, absorbed or otherwise imposed on or with respect to the production, sale, transportation, delivery or use of pharmaceutical products, and (d) shipping/freight charges for the customer invoiced by the Company as an accommodation for which the Company is later charged and is required to pay. The FC2 Product or a Service shall be considered sold and/or provided when billed out or invoiced. To the extent applicable, components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP. For the purposes of calculating Net Sales, SWK understands and agrees that (i) Affiliates of the Company shall not be regarded as independent customers and (ii) Net Sales shall not include the FC2 Product distributed for product development purposes, including for use in pre-clinical trials.

“Payment Date” means the fifteenth (15th) day of each of February, May, August and November (or the next succeeding Business Day to the extent such 15th day is not a Business Day).

“Permits” means, with respect to any Person any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation all registrations with Governmental Authorities, in each case, limited only to any of the same relating to the FC2 Product and/or FC2 Business.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Required Permit” means a Permit (a) required under applicable law to the FC2 Business or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of the FC2 Product under any laws applicable to the business of the Company (including, without limitation, any Health Care Laws) or any new Device Application, abbreviated drug application, or product license application for the FC2 Product (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA, CMS, or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of the FC2 Product by the Company or any of its Affiliates as such activities are being conducted by the Company or its Affiliates with respect to the FC2 Product at such time), and (b) required by any Person from which the Company or any of its Affiliates have received an accreditation relative to the FC2 Business.

“Residual Royalty Commencement Date” means, the date on which Product Revenue received by the Company has or will result in the payment in full of the Return Premium pursuant to Section 2.9.1 of the Credit Agreement, notwithstanding that the Company shall have paid the Return Premium (or balance thereof) in full to SWK, in its capacity as Agent for the Lenders, at a later date.

“Royalties” means the amount of any and all royalties, license fees and any other payments or income of any type recognized as revenue in accordance with GAAP by the Company with respect to the sale of the FC2 Product or the provision of services by independent licensees of the Company relative to the FC2 Product and/or FC2 Business, including any such payments characterized as a share of net profits, any up-front or lump sum payments, any milestone payments, commissions, fees or any other similar amounts, less deductions for amounts deducted, repaid or credited by reason of adjustments to the sales upon which royalty amounts are based, regardless of the reason for such adjustment to such sales. For the purposes of calculating Royalties, SWK understands and agrees that Affiliates of the Company shall not be regarded as independent licensees.

“Services” means services relating exclusively to the FC2 Product provided by the Company or any Affiliate of the Company to un-Affiliated Persons, including without limitation any sales, laboratory analysis, testing, consulting, marketing, commercialization and any other healthcare-related services.

“Subsidiaries” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to direct and indirect Subsidiaries of the Company.

Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a) A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(c) The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(d) References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms hereof and thereof and include any annexes, exhibits and schedules attached thereto.

(e) References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(f) References to any Person shall be construed to include such Person’s successors and permitted assigns.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(h) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(i) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(j) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

ARTICLE II

RESIDUAL ROYALTY PAYMENTS

Section 2.1 Revenue-Based Payment.

(a) Commencing as of the Residual Royalty Commencement Date, the Company promises to pay to SWK, an amount based on a percentage of the aggregate of (without duplication) the Net Sales, Royalties and any other income or revenue realized by the Company solely related to or arising from the FC2 Product, calculated in accordance with GAAP (collectively, the “Product Revenue”) in each Fiscal Quarter (or, in the case of the initial Fiscal Quarter in which the Residual Royalty Commencement Date occurs, partial Fiscal Quarter) (the “Revenue-Based Payment”). The Revenue-Based Payment with respect to each Fiscal Quarter shall be payable on the Payment Date next following the end of such Fiscal Quarter. The Revenue-Based Payment with respect to each Fiscal Quarter shall be calculated as, five percent (5.00%) of Product Revenue during the applicable Fiscal Quarter (or portion thereof during the first Fiscal Quarter). For purposes of clarity, (i) Product Revenue pertaining to any Fiscal Quarter (or portion thereof with respect to the Fiscal Quarter containing the Residual Royalty Commencement Date) arising prior to the Residual Royalty Commencement Date, and all payments relating thereto, shall be payable in accordance with the terms of the Credit Agreement, and (ii) all Product Revenue pertaining to the portion of the Fiscal Quarter containing the Residual Royalty Commencement Date occurring after the Residual Royalty Commencement Date and all Product Revenue pertaining to any Fiscal Quarters thereafter, and all payments relating thereto, shall be payable in accordance with the terms of this Agreement. No dollar of Product Revenue shall be subject to both the obligation to pay a percentage thereof to the Agent under the Credit Agreement and the obligation to pay a percentage thereof to SWK as a Revenue-Based Payment hereunder.

(b) In the event that the Company makes any adjustment to Product Revenue after it has been reported to SWK, and such adjustment results in an adjustment to the Revenue-Based Payment due to SWK pursuant to this Section 2.1, the Company shall so notify SWK and such adjustment shall be captured, reported and reconciled with the next scheduled report and payment of Revenue-Based Payment hereunder. Notwithstanding the foregoing, SWK and the Company shall discuss and agree on the amount of any such adjustment prior to it being given effect with respect to future Revenue-Based Payments.

Section 2.2 Payment Upon Change of Control. Upon a Change of Control or sale of the FC2 Business to a third-party, non-Affiliate of the Company, the Company shall immediately upon consummation of such transaction, pay to SWK an amount equal to the greater of (1) $2,000,000, or (2) the product of (x) five percent (5.00%) of the Net Sales attributable to the FC2 Product for the most recently-completed twelve (12) months period, multiplied by (y) five (5) (as applicable, the “Change of Control Payment”).

Section 2.3 Payments. All payments due under this Agreement shall be made by the Company in immediately-available funds, without set-off or deduction, via wire transfer as directed by SWK in writing. Not later than two (2) Business Days prior to each Payment Date, SWK shall provide to the Company a quarterly statement with the amounts payable by the Company to SWK on such Payment Date, which shall include, for additional clarity, SWK’s calculation of the Revenue-Based Payment for the prior Fiscal Quarter, which statement shall be binding on the Company absent manifest error, and the Company shall be entitled to rely on such quarterly statement in relation to its payment obligations on such Payment Date.

Section 2.4 Taxes.

(a) Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, the Company and SWK shall treat the transactions contemplated herein as interest for United States federal, state and local tax purposes.

(b) The parties hereto agree not to take any position that is inconsistent with the provisions of Section 2.4(a) on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other party hereto has consented to such actions or (ii) the party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in Section 2.4(a). If there is an inquiry by any Governmental Authority of the Company or SWK related to this Section 2.4, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 2.4.

ARTICLE III

COVENANTS

Section 3.1 Revenue-Based Payment Reconciliation. As soon as available but not later than five (5) Business Days prior to each Payment Date, the Company shall furnish to SWK, a report, in form reasonably acceptable to SWK, reconciling in each geographic territory where the Company operates, the Net Sales, Royalties, and all other revenue arising from the FC2 Product reported by the Company to SWK during any reporting period to the Product Revenue reported by the Company hereunder for such period and the amount of Revenue-Based Payment(s) made by the Company in connection with such period(s).

Section 3.2 Audits. Beginning on the Residual Royalty Commencement Date, the Company shall, upon SWK’s written request (and using an accountant designated by SWK and reasonably satisfactory to the Company, the “Designated Auditor”), inspect and audit the Company’s books and records, no more often than once on an annual basis, regarding the Revenue-Based Payments or the Change of Control Payment (together, the “Company Payments”) that are paid or payable to SWK pursuant to the terms of this Agreement. The Company and SWK agree that each party shall bear its own costs and expenses relating to such inspection and audit of the Company’s books and records other than the expenses of the Designated Auditor, which shall be borne by SWK; provided, that if the amount of the Company Payments that should have been made to SWK is equal to or greater than 120% of the amount of the Company Payments actually made to SWK during the applicable audited period, then all of the expenses of the Designated Auditor relating to such inspection or audit shall be borne and paid for by the Company up to the maximum dollar amount of $100,000.

Section 3.3 Conduct of Business. The Company shall, and shall cause each of its Subsidiaries, as applicable, to, (i) collect the Product Revenue in the ordinary course of business, (ii) maintain and keep in full force and effect all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary in order to operate the FC2 Business and in which failure to maintain such Permits or qualification could reasonably be expected to be, have or result in a Material Adverse Effect; (iii) remain in good standing and maintain operations in all jurisdictions in which it is currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect, and (iv) maintain, comply with and keep in full force and effect all FC2 Intellectual Property and Permits necessary to conduct the FC2 Business, except in each case where the failure to maintain, comply with or keep in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect

Section 3.4 Compliance with Health Care Laws.

(a) Without limiting or qualifying any provision of this Agreement, the Company will comply, and will cause each of its Subsidiaries to comply, in all material respects with all applicable Health Care Laws relating to the operation of the FC2 Business, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) The Company will, and will cause each of its Subsidiaries to:

(i) Keep in full force and effect all Authorizations required to operate the FC2 Business under applicable Health Care Laws and maintain any other qualifications necessary to conduct, arrange for, administer, provide services in connection with or receive payment for all applicable Services, except to the extent such failure to keep in full force and effect or maintain would not reasonably be expected to have a Material Adverse Effect.

(ii) Promptly furnish or cause to be furnished to SWK, with respect to matters that could reasonably be expected to have a Material Adverse Effect, (w) copies of all material reports of investigational/inspectional observations issued to and received by the Company or any of its Subsidiaries, and issued by any Governmental Authority relating to the FC2 Business, (x) copies of all material establishment investigation/inspection reports (including, but not limited to, FDA Form 483’s) issued to and received by the Company or any of its Subsidiaries and issued by any Governmental Authority relative to the FC2 Product, (y) copies of all material warnings and material untitled letters as well as other material documents received by the Company or any of its Subsidiaries from the FDA, CMS, DEA, or any other Governmental Authority relating to or arising out of the conduct applicable to the FC2 Business of the Company or any of its Subsidiaries that asserts past or ongoing lack of compliance with any Health Care Law or any other applicable foreign, federal, state or local law or regulation of similar import and (z) notice of any material investigation or material audit or similar proceeding by the FDA, DEA, CMS, or any other Governmental Authority.

(iii) Promptly furnish or cause to be furnished to SWK, with respect to matters that would reasonably be expected to have a Material Adverse Effect, copies of all non-privileged, reports, correspondence, pleadings and other communications relating to any matter referred to in clause (ii) above that could lead to the loss, revocation or suspension (or threatened loss, revocation or suspension) of any material Authorization or of any material qualification of the Company or any Subsidiary relating to the FC2 Business; provided that any internal reports to a Person’s compliance “hot line” which are promptly investigated and determined to be without merit need not be reported.

(iv) Promptly furnish or cause to be furnished to SWK notice of all material fines or penalties imposed by any Governmental Authority under any Health Care Law against the Company or any of its Subsidiaries relative to the FC2 Business.

(v) Promptly furnish or cause to be furnished to SWK notice of all material allegations by any Governmental Authority (or any agent thereof) of fraudulent activities of the Company or any of its Subsidiaries in relation to the provision of clinical research or related services relative to the FC2 Business.

Notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries shall not be required to furnish to SWK patient-related or other information, the disclosure of which to SWK is prohibited by any applicable law.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Remedies Upon an Event of Default

(a) Upon the occurrence and continuation of a default by the Company, SWK may exercise any and all rights, options and remedies provided for in this Agreement, under any applicable laws or otherwise at law or in equity, including, without limitation, the right to specific performance of this Agreement.

(b) The enumeration of any rights and remedies in this Agreement is not intended to be exhaustive, and all rights and remedies of SWK described herein are cumulative and are not alternative to or exclusive of any other rights or remedies which SWK otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

Section 4.2 Payment Default. In addition to the remedies set forth in Section 4.1, if the Company fails to pay any Revenue-Based Payment within thirty (30) days after the applicable Payment Date, all such unpaid amounts shall bear interest at a rate of ten percent (10%) per annum, compounded annually (“Default Interest”), commencing on the applicable Payment Date in which such Revenue-Based Payment was not paid and continuing until such time as the unpaid Revenue-Based Payment is paid. The receipt by SWK of such Default Interest shall not be construed as a waiver by SWK of any default or any of the rights or remedies of SWK under this Agreement.

Section 4.3 Termination of Agreement. This Agreement shall terminate upon the first to occur of the following: (i) the receipt by SWK of the Change of Control Payment and all other unpaid Revenue-Based Payments owed to SWK under this Agreement for periods prior to such Change of Control, and (ii) the Company and SWK mutually agree in writing to terminate this Agreement.

Section 4.4 Nature of Remedies. All of the obligations of the Company and rights of SWK expressed herein shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of SWK, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 4.5 Notices. All notices hereunder shall be in writing (including via electronic mail) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by electronic mail transmission shall be deemed to have been given when sent if sent during regular business hours on a Business Day, otherwise, such deemed delivery will be effective as of the next Business Day; notices sent by mail shall be deemed to have been given five (5) Business Days after the date when sent by registered or certified mail, first class postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. The Company and SWK each hereby acknowledge that, from time to time, SWK and the Company may deliver information and notices using electronic mail.

if to the Company, to:

Veru Inc.

4400 Biscayne Blvd. Suite 888

Miami, FL 33138

Email: pgreenberg@verupharma.com

Attn: Philip R Greenberg

With a copy (that does not constitute notice) to:

Greenberg Traurig, LLP

333 S.E. 2nd Avenue

Miami, FL 33131

Email: samekj@gtlaw.com

Attn: Joshua M. Samek, Esq.

if to SWK, to:

SWK Funding LLC

c/o SWK Holdings

14755 Preston Road, Suite 105

Dallas, Texas 75254

Attn: Winston Black

With a copy (that does not constitute notice) to:

Holland & Knight LLP

200 Crescent Court, Suite 1600

Dallas, Texas 75201

Attn: Ryan Magee

Section 4.6 Successors and Assigns. This Agreement shall be binding upon the Company and SWK and their respective successors and assigns, and shall inure to the benefit of the Company and SWK and the successors and assigns of SWK. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement. The Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of SWK.

Section 4.7 Independent Nature of Relationship. Nothing herein contained shall constitute the Company and SWK as a partnership, an association, a joint venture or any other kind of entity or legal form or constitute any party the agent of the other. No party shall hold itself out contrary to the terms of this Section 4.7 and no party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. Neither the Company nor SWK has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. The Company and SWK agree that SWK is not involved in or responsible for the manufacture, marketing or sale of the FC2 Product.

Section 4.8 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 4.9 Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS CODE).

Section 4.10 Forum Selection; Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, U.S. FIRST CLASS POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 4.11 Waiver of Jury Trial. EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 4.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 4.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by facsimile machine or in “.pdf” format through electronic mail of any executed signature page to this Agreement shall constitute effective delivery of such signature page. This Agreement to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “.pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 4.14 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.15 Captions. Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

VERU INC.

By:	/s/ Mitchell S. Steiner
Name: Mitchell S. Steiner, MD., FACS
Title: CEO and President

SWK FUNDING LLC

By: SWK Holdings Corporation,
its sole Manager

By:	/s/ Winston Black
Name: Winston Black
Title: Chief Executive Officer

[Signature Page to Residual Royalty Agreement]